EXHIBIT CC

                                                       EXECUTION COPY








                        AMENDED AND RESTATED
                     REVOLVING CREDIT AGREEMENT


                             dated as of


                          December 9, 1993


                               between


                             CRL, INC.,


                            as Borrower,


                                 and


                     THE NORTHERN TRUST COMPANY,


                              as Lender
                        Page 79 of 131 Pages

TABLE OF CONTENTS

Item                                                             Page

ARTICLE I.     GENERAL                                              1
          1.1  Definitions                                          1
          1.2  Other Definitional Provisions                        6

ARTICLE II.    REVOLVING LOANS                                      7
          2.1  Agreement to Make Loans                              7
          2.2  Manner of Borrowing                                  7
          2.3  Notes                                                8
          2.4  Principal Payments                                   8
          2.5  Interest on the Loans                                9
          2.6  Mandatory Reduction of Commitment                   10
          2.7  Optional Termination or Reduction                   10
          2.8  Manner and Application of Payments                  10
          2.9  Facility Fee                                        10
          2.10 Amendment Fee                                       11
          2.11 Increased Costs; Legal Restrictions                 11

ARTICLE III.   LETTERS OF CREDIT                                   12
          3.1  Letters of Credit                                   12
          3.2  Manner of Issuance                                  12
          3.3  Term                                                13
          3.4  Letter of Credit Fee                                13
          3.5  Reimbursement Obligation                            13

ARTICLE IV.    REPRESENTATIONS AND WARRANTIES                      14
          4.1  Due Organization                                    14
          4.2  Authorization and Validity                          15
          4.3  Binding Agreement                                   15
          4.4  No Conflicts or Consents                            15
          4.5  Litigation                                          16
          4.6  Governmental Consents                               16
          4.7  Regulation U                                        16
          4.8  Taxes                                               16
          4.9  Burdensome Agreements, etc.                         16
          4.10 Title and Liens                                     16
          4.11 Existing Defaults                                   17
          4.12 Investment Company Act                              17
          4.13 Public Utility Holding Company Act                  17
          4.14 Solvency                                            17
          4.15 Full Disclosure                                     17
          4.16 Compliance with Laws                                18
          4.17 Ownership of Pledgor                                18

ARTICLE V.     CONDITIONS PRECEDENT                                18
          5.1  Conditions of Initial Extension of
               Credit                                              18
          5.2  Conditions of Each Loan                             19

ARTICLE VI.    AFFIRMATIVE COVENANTS                               20
          6.1  Financial Data                                      20
                                 (i)
                        Page 80 of 131 Pages

          6.2  Payment of Charges                                  21
          6.3  Insurance                                           21
          6.4  Inspection of Books and Assets                      22
          6.5  Notices                                             22
          6.6  Litigation                                          22
          6.7  Preservation of Corporate Existence                 22
          6.8  Maintenance of Properties                           22
          6.9  Compliance with Law                                 23
          6.10 Use of Proceeds                                     23
          6.11 Value of Pledged Collateral                         23
          6.12 Compliance with ERISA                               24

ARTICLE VII.   NEGATIVE COVENANTS                                  24
          7.1  Consolidation, Merger, Sale of Assets,
               etc.                                                24
          7.2  ERISA                                               24
          7.3  Regulation U                                        24
          7.4  Liens on Borrower's Property                        24
          7.5  Indebtedness                                        24
          7.6  Sale of Stock of Subsidiaries                       25
          7.7  Restrictions on Pledgor                             25
          7.8  Permitted Activities                                25

ARTICLE VIII.  EVENTS OF DEFAULT                                   25
          8.1  Events of Default                                   25
          8.2  Remedies                                            28

ARTICLE IX.    MISCELLANEOUS                                       29
          9.1  Distribution of Information                         29
          9.2  Waivers or Modifications                            29
          9.3  Indemnification                                     29
          9.4  Independent Investigation                           31
          9.5  Failure or Delay                                    31
          9.6  Severability                                        31
          9.7  Successors and Assigns                              31
          9.8  Notices                                             31
          9.9  Publicity                                           32
          9.10 Costs, Expenses and Fees                            33
          9.11 Consent to Pledge                                   33
          9.12 Counterparts                                        33
          9.13 Governing Law                                       33
          9.14 Service of Process                                  34
          9.15 Recapture                                           34
          9.16 Complete Agreement                                  34
          9.17 Captions                                            35
          9.18 WAIVER OF JURY TRIAL                                36
                                (ii)
                        Page 81 of 131 Pages

EXHIBITS

          Exhibit A      Form of Note
          Exhibit B      Form of Application
          Exhibit C      Form of Pledge Agreement
          Exhibit D      Form of Illinois Counsel Opinion
          Exhibit E      Form of Rhode Island Counsel Opinion


SCHEDULES

          Schedule 7.4   Existing Liens
          Schedule 7.5   Existing Indebtedness
                                (iii)
                        Page 82 of 131 Pages

           AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT


          This Amended and Restated Revolving Credit Agreement is entered into as of this 9th day of December, 1993, between CRL, Inc., a Delaware corporation ("Borrower") and The Northern Trust Company, an Illinois banking corporation ("Lender").

          WHEREAS, Borrower, Lender and The Taft-Peirce Manufacturing Company ("Pledgor") entered into the Revolving Credit & Letter of
Credit Agreement, dated as of November 16, 1992, as amended (the
"Original Agreement"); and

          WHEREAS, the Original Agreement provided for Lender to make loans to, and issue letters of credit for the account of, Borrower; and

          WHEREAS, on the date hereof, the outstanding principal amount of Borrower's indebtedness to Lender is $4,450,000 and the amount available to be drawn under all outstanding letters of credit issued by Lender for the account of Borrower is $100,000; and

          WHEREAS, any loans made or letters of credit issued under the Original Agreement are secured pursuant to the terms of the Original Agreement by a security interest in the Collateral (as defined in the Original Agreement); and

          WHEREAS, the Borrower and Pledgor acknowledge (i) that the Original Agreement is enforceable, (ii) that Lender has a valid security interest in and to the Collateral and that such security interest is enforceable against Pledgor, and (iii) that such security interest is first priority; and

          WHEREAS, the Borrower has requested Lender to amend and restate the Original Agreement; and

          WHEREAS, subject to the terms and conditions set forth herein and to the Pledgor executing the Pledge Agreement to confirm the continuing security interest of Lender in and to the Collateral, Lender has agreed to amend and restate the Original Agreement;

          NOW, THEREFORE, in consideration of -the premises, the following mutual agreements and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Original Agreement is hereby restated, to read (in conjunction with the Pledge Agreement) in its entirety, as follows:

                         ARTICLE I.  GENERAL

          1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
                        Page 83 of 131 Pages
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          "Affiliate" shall mean, with respect to any Person, any
other Person directly or indirectly controlling, controlled by, or under common control with, such Person or who is a director or officer of such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, for purposes of this definition, beneficial ownership of 10% or more of the voting equity of a Person shall be deemed to constitute control of such Person.

          "Aggregate Facility Commitment" shall mean the commitment of Lender in accordance with the terms hereof to make Loans and issue Letters of Credit up to a maximum amount of $20,000,000, as such amount may be reduced pursuant to the terms of this Agreement.

          "Agreement" shall mean this Amended and Restated Revolving Credit Agreement as originally executed and as the same may from time to time be amended, supplemented or modified.

          "Amendment Fee" shall have the meaning set forth in Section
2.10.

          "Application" shall have the meaning set forth in Section
3.2.

          "Authorized Employee" shall mean each employee of Borrower designated from time to time by Borrower in a written notice to Lender as an employee authorized by Borrower to give any Notice of Borrowing, which designation shall continue in full force and effect until terminated by Borrower in a subsequent written notice to Lender.

          "Borrower" shall mean CRL, Inc., a Delaware corporation, or any successor thereto.

          "Borrowing Date" shall mean the date on which a Loan is made or a Letter of Credit is issued.

          "Business Day" shall mean a day on which banks are open for business in Chicago, other than a Saturday or a Sunday.

          "Capital Lease" shall mean, at the time any determination thereof is to be made, any lease of property, real or personal, in respect of which the present value of the minimum rental commitment is required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

          "Capital Lease Obligation " shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under leases of, or other agreements conveying the right to use, real

                                 -2-
                        Page 84 of 131 Pages
and/or personal property, which obligations are required to be classified and accounted for as Capital Leases on a balance sheet of such Person, prepared in accordance with GAAP (including the Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), together with any other rental obligations under any other lease which is in substance such a lease. The amount of any Capital Lease obligation shall be deemed to be that portion of such Capital Lease obligation as would be classified properly and accounted for as a liability on the balance sheet of any Person and its Subsidiaries in accordance with GAAP.

          "Change of Control" shall mean any transaction, event or circumstance the result of which is that Lelia Carroll, Wallace E. Carroll, Jr. and the Related Parties beneficially own, in the aggregate, less than 60% of the voting power entitled to vote for the election of directors of Borrower (including securities convertible by their terms into stock having such voting power).

          "Closing Date" shall mean the day all conditions precedent set forth in Section 5.1 are met.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, including any rules or regulations promulgated thereunder, or any successor legislation thereto from time to time in effect.

          "Consolidated" when used to describe a calculation or determination with respect to any Person and its Subsidiaries, shall mean the calculation or determination made in accordance with GAAP, including principles of consolidation.

          "Current Market Value" shall mean "current market value" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

          "Default" shall mean the occurrence or existence of an event which, with the lapse of time, determination by Lender, or written notice to Borrower, or any combination of the foregoing, would constitute an Event of Default.

          "Dollar" and "$" shall mean United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended or supplemented from time to time, including any rules or regulations issued in connection therewith, or any successor legislation thereto from time to time in effect.

          "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) including each trade or business (whether or

                                 -3-
                        Page 85 of 131 Pages
not incorporated) that, together with Borrower or any of its Subsidiaries, would be deemed to be a "single employer" or a member of the same "controlled group" of "contributing sponsors" within the meaning of Section 4001 of ERISA.

          "Event of Default" shall mean an Event of Default as defined in Section 8.1.

          "GAAP" shall mean generally accepted accounting principles.

          "Indebtedness," as to any Person and as of any date, shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all reimbursement obligations and other liabilities of such Person with respect to letters of credit issued for such Person's account and surety bonds and obligations in respect thereof, (iv) all obligations of such Person to pay the deferred purchase price of property or services, (v) all obligations of such Person as lessee in respect of Capital Lease Obligations, (vi) all obligations and liabilities secured by any Lien on any property or asset owned or held by such Person regardless of whether the obligations and liabilities secured thereby shall have been assumed by that Person or are nonrecourse to the credit of the Person and (vii) all obligations of others of a nature described in any of clauses (i) through (v) above guaranteed by such Person.

          "Indemnified Part" shall have the meaning ascribed to such term in Section 9.3.

          "Katy" shall mean Katy Industries, Inc., a Delaware corporation, and any successor thereto.

          "Letters of Credit" shall mean the standby letters of credit issued for the account of Borrower pursuant to Section 3.1.

          "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any Capital Lease, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

          "Loan Documents" shall mean this Agreement, the Note, Letters of Credit, Applications, Pledge Agreement and such other agreements, instruments and documents now or hereafter executed by or on behalf of Borrower or any of its Subsidiaries and delivered to Lender, together with all agreements and documents referred to therein or contemplated thereby.

                                 -4-
                        Page 86 of 131 Pages

          "Loans" shall mean all loans made by Lender in accordance with Section 2.1.

          "Margin Stock" shall have the meaning ascribed to such term in Regulation U of the Board of Governors of the Federal Reserve
System.

          "Multiemployer Plan" means any employee benefit plan that is a "multiemployer plan" within the meaning of Section 4001(a) (3) of ERISA.

          "Multiple Employer Plan" means any Single-employer Plan which has two or more contributing sponsors, at least two (2) of whom are not under common control, within the contemplation of Sections 4063 and 4064 of ERISA.

          "Note" shall mean the Note delivered by Borrower under
Section 2.3.

          "Person" shall mean any corporation, natural person, firm, joint venture, association, partnership, trust, unincorporated organization, government or any department or agency of any government, or any other entity.

          "Plan" shall mean any Multiemployer Plan, Multiple Employer Plan or Single-employer Plan that is subject to Title IV of ERISA and that is maintained, or was in the past maintained, for employees of Borrower or any ERISA Affiliate.

          "Pledge Agreement" shall have the meaning set forth in
Section 5.1.

          "Pledged Collateral" shall have the meaning given such term in the Pledge Agreement.

          "Pledgor" shall mean The Taft-Peirce Manufacturing Company, a Rhode Island corporation, or any successor thereto.

          "Prime Rate" shall mean at any time the rate of interest most recently announced by Lender at its principal office as its "Prime Rate," which is not necessarily the "lowest rate made available by Lender. For purposes of this Agreement, each change in the interest rate due to a change in the Prime Rate shall take effect on the effective date of the change in the Prime Rate. The Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

          "Qualified Plan" shall mean any Plan that is an employee pension benefit plan as defined in Section 3(2) of ERISA and that is intended to meet the qualification requirements of the Code.



                                 -5-
                        Page 87 of 131 Pages

          "Related Parties" shall mean any spouse or lineal descendant of Lelia Carroll or Wallace E. Carroll, Jr., any trust for her or his benefit or for the benefit of her or his spouse or any lineal descendant, or any corporation or partnership in which any of the foregoing Persons is the direct record and beneficial owner of all of the voting and nonvoting equity interests.

          "Revolving Credit Agreement" shall mean the Revolving
Credit & Letter of Credit Agreement, dated as of November 16, 1992, between Borrower, Pledgor and Lender.

          "Single-employer Plan" shall mean any employee benefit plan that is a "single-employer plan" as defined in Section 4001(a)(15) of ERISA.

          "Stated Amount" of each Letter of Credit shall mean the maximum amount available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

          "Subsidiary" of a Person shall mean any Person of which more than 50% of the outstanding capital stock or interest ordinarily entitled to vote in the election of directors, managers or trustees thereof is owned by or controlled directly or indirectly through one or more Subsidiaries of such Person.

          "Taxes" shall mean all federal, state and local or foreign income, payroll, withholding, excise, sales, use, real and personal property, rise and occupancy, business and occupation, mercantile, real estate, capital stock and franchise or other taxes, including interest and penalties thereon, and including estimated payments with respect thereto.

          "Termination Date" shall mean December 31, 1994, or such earlier date on which the Aggregate Facility Commitment has been terminated pursuant to the terms of this Agreement.

          1.2 Other Definitional Provisions. All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural and vice-versa. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP, applied consistently with the financial statements of Borrower delivered to Lender for the period ended September 30, 1993. All references to exhibits or schedules shall refer to the exhibits or schedules annexed hereto and constituting a part of this Agreement.


                                 -6-
                        Page 88 of 131 Pages

                    ARTICLE II.  REVOLVING LOANS

          2.1 Agreement to Make Loans. Subject to the terms and conditions of this Agreement, Lender agrees to make Loans at such times as Borrower may request, which Loans may be repaid in whole or in part and reborrowed at any time up to but not including the Termination Date; provided, however, that Lender shall not have an obligation to make a Loan to the extent that the aggregate unpaid principal amount of all Loans less the Stated Amount of any outstanding Letters of Credit would exceed the Aggregate Facility Commitment.

          2.2  Manner of Borrowing.

          (a) Request for Borrowing. Borrower shall give Lender notice in writing, by telecopy or facsimile of its request for a Loan hereunder prior to 12:00 noon Chicago time on the Borrowing Date. Each Loan shall be in an aggregate principal amount of $100,000 or in integral multiples of $10,000 in excess thereof or in the full remaining amount available for drawing.

          (b) Telephonic Notice. In lieu of delivering the above-described Notice of Borrowing, an Authorized Employee of Borrower may give Lender telephonic notice by the time required for giving notice of any proposed Loan under this Section 2.2.

          (c) Authorized Employees. Each Authorized Employee of Borrower shall be authorized to request a Loan on behalf of Borrower. Lender shall be entitled to rely conclusively on such Authorized Employee's authority to request a Loan on behalf of Borrower until Lender receives written notice from Borrower to the contrary. Lender shall have no duty to verify the authenticity of the signature appearing on any written request for a Loan given pursuant to Section
2.2 and, with respect to an oral, telecopy or facsimile request for a Loan, Lender shall have no duty to verify the identity of any Person representing himself as one of the Authorized Employees entitled to make such a request on behalf of Borrower.

          (d) No Liability. Lender shall not incur any liability to Borrower in acting upon any telephonic, telecopy or facsimile notice referred to above which Lender believes in good faith to have been given by an Authorized Employee or for otherwise acting in accordance with this Section 2.2 and, upon Lender making any Loans in accordance with this Agreement pursuant to any such telephonic, telecopy or facsimile notice, Borrower shall have effected the Loan hereunder.

          (e) Notice IrrevocabLe. Any request for a Loan (or telephonic notice in lieu thereof) pursuant to this Section 2.2 shall be irrevocable.


                                 -7-
                        Page 89 of 131 Pages

          2.3 Notes. The Loans made by Lender shall be evidenced by a promissory note of Borrower (a "Note"), substantially in the form of Exhibit A, payable to the order of Lender (which shall be in substitution for and not in discharge of the Indebtedness represented by the Note, as defined in the Revolving Credit Agreement), representing the obligation of Borrower to pay the aggregate unpaid principal amount of all Loans made by Lender to Borrower, with interest thereon as herein provided. Lender is hereby authorized to note the date and amount of each Loan and each payment of principal and interest and the unpaid balance thereof on an appropriate schedule annexed to and constituting a part of such Note, which notations shall constitute prima facie evidence of the accuracy of the information noted; provided, however, that the failure of Lender to make such notations or any error in making such notations shall not limit, enlarge or otherwise affect the obligation of Borrower to repay such Loans. In lieu of making any notations as provided in the preceding sentence, Lender is hereby authorized, at its option, to record such information in its books and records, which notations shall constitute prima facie evidence of the accuracy of the information contained therein; provided, however, that the failure of Lender to make such notations or any error in making such notations shall not limit, enlarge or otherwise affect the obligation of Borrower to repay the Loans. The Note shall be dated the Closing Date, shall mature on the Termination Date and shall bear interest from the date thereof on the unpaid principal amount thereof from time to time outstanding at the rates, and payable on the dates, specified in Section 2.5.

          2.4  Principal Payments.

          (a) Final Payment. The aggregate unpaid principal amount of all Loans made to Borrower shall be paid to Lender on the Termination Date. In the event that any Letters of Credit remain outstanding on the Termination Date, then Borrower immediately shall deposit in an account with Lender (which account may be an interest bearing account) cash in an amount equal to the Stated Amount of all such outstanding Letters of Credit, which account (and the deposits therein and proceeds thereof) shall be maintained in an amount at least equal to the Stated Amount of all outstanding letters of Credit from time to time until such Stated Amount of such Letters of Credit are reduced to zero; provided that upon the occurrence and during the continuation of any Default or Event of Default (as defined in the Application for any such Letter of Credit, Lender may liquidate such account and applied the proceeds thereof to pay all amounts owing to Lender.

          (b) Optional Prepayments. Borrower shall have the right upon prior notice to Lender in writing or by telephonic, telecopy or facsimile transmission, to prepay any Loan in whole or in part without premium or penalty. Each prepayment shall be in a principal amount equal to $100,000 or in integral multiples of $10,000 in excess thereof or in the full amount of all outstanding Loans.

                                 -8-
                        Page 90 of 131 Pages
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Each notice of prepayment shall specify the date and amount of pre-
payment. Such notice shall be irrevocable, and the payment specified in such notice shall be due and payable on the date specified.

          (c) Mandatory Prepayments. In the event that the aggregate principal amount of outstanding Loans plus the aggregate Stated Amount of all Letters of Credit would exceed the Aggregate Facility Commitment, including after giving effect to any reduction or termination in the amount of the Aggregate Facility Commitment permitted or required by Section 2.6 or Section 2.7 or occurring as a result of Section 8.2, then Borrower immediately shall make a payment of principal in an amount sufficient to eliminate such excess, provided, that if such excess is not eliminated after the payment of the principal of all outstanding Loans then Borrower shall deposit in an account with Lender (which account may be an interest bearing account) cash in an amount equal to such excess (as reduced by any principal payments) which account (and the deposits therein and proceeds thereof) shall be maintained in an amount at least equal to such excess as it exists from time to time until the excess is reduced to zero; provided that upon the occurrence and during the continuation of any Event of Default Lender may liquidate such account and apply the proceeds thereof to pay all amounts owing to Lender.

          2.5  Interest on the Loans.

          (a) Interest Rates. Each Loan shall bear interest from the Borrowing Date thereof on the principal amount thereof from time to time outstanding until due and payable (whether at the stated maturity, by acceleration or otherwise) at a fluctuating rate per annum equal to the Prime Rate as from time to time in effect. All interest shall be computed on the basis of a year of 360 days, for actual days elapsed.

          (b) Payment of Interest. Interest on Loans shall be paid to Lender in arrears on the last day of each calendar quarter during which such Loans are outstanding and on such other date as all Loans are paid in full.

          (c) Interest on Overdue Payments. Overdue payments of principal of (and, to the extent permitted by law, of interest on) Loans shall bear interest at a fluctuating rate per annum equal to the Prime Rate as from time to time in effect plus 2%. The rate of interest set forth in the preceding sentence shall accrue from the date on which such payment was due until such unpaid amount has been paid in full (whether before or after judgment). All such interest shall be computed on the basis of a year of 360 days, for actual days elapsed. All interest provided for in this Section 2.5(c) shall be payable on demand.



                                 -9-
                        Page 91 of 131 Pages

          2.6 Mandatory Reduction of Commitment. NotWithstanding anything to the contrary in this Agreement, the Aggregate Facility Commitment shall terminate without notice of any kind on December 31, 1994.

          2.7 Optional Termination or Reduction. Borrower shall have the right from time to time to reduce the Aggregate Facility Commitment, upon not less than 10 Business Days', or if pursuant to
Section 6.11 upon 1 Business Day's, prior notice to Lender in writing or by telephonic, telecopy or facsimile transmission, which notice shall specify the effective date of such termination or reduction and shall be irrevocable and effective only upon receipt by Lender; provided, however, that after giving effect to any such termination or reduction, (a) the aggregate principal amount of outstanding Loans plus (b) the aggregate Stated Amount under all outstanding Letters of Credit shall not exceed the reduced Aggregate Facility Commitment as then in effect. Any optional reduction of the amount of the Aggregate Facility Commitment shall be in the amount of $100,000 or in integral multiples of $10,000 in excess thereof or in the full amount of the Aggregate Facility Commitment as then in effect. Any termination or reduction pursuant to this Section 2.7 shall be permanent.

          2.8 Manner and Application of Payments. All payments in respect of the Loans shall be in Dollars and in immediately available funds and shall be made at the principal office of Lender prior to 2:00 p.m. Chicago time on the date of the scheduled payment. All payments received after 2:00 p.m. Chicago time shall be considered to have been received on the next Business Day. Any payment which is to be made on a non-Business Day shall be rescheduled to the next succeeding Business Day and interest, fees and other charges required to be paid in connection with this Agreement shall continue to accrue to such rescheduled Business Day. All payments of principal and interest and fees and other charges required to be paid in connection with this Agreement in respect of the Loans may be made by charging, and Borrower hereby authorizes Lender to charge, any of Borrower's; demand deposit accounts with Lender for the amount of each such payment. Borrower shall have sufficient collected balances in such demand deposit accounts with Lender in order that each such payment will be available when due hereunder. If Borrower fails at any time and for any reason to have a demand deposit account with Lender, all such payments shall be made directly to Lender at Lender's principal office in immediately available funds.

          2.9 Facility Fee. Borrower shall pay to Lender a facility fee (the "Facility Fee") in immediately available funds for the period from the Closing Date to and including the Termination Date, such Facility Fee to be payable in arrears on the last day of each calendar quarter, and on the Termination Date. The Facility Fee shall be computed at a rate per annum of threeeighths of one percent 13/8%) on the average daily amount of (a)

                                -10-
                        Page 92 of 131 Pages
the Aggregate Facility Commitment as in effect from time to time, minus (b)(i) the aggregate unpaid principal amount of all outstanding Loans, plus (ii) the aggregate Stated Amount of all outstanding Letters of Credit, calculated on the basis of a year of 360 days, for actual days elapsed.

          2.10 Amendment Fee. Borrower shall pay to Lender an amendment fee (the "Amendment Fee") in the amount of $25,000 on the Closing Date.

          2.11 Increased Costs; Legal Restrictions. If, on or after the date hereof, the introduction of any law, treaty, rule or regulation, or determination of a court, governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (whether or not having the force of law), or any change therein or in the interpretation (Dr application thereof, shall:

          (a) impose, modify or deem applicable any reserve, special deposit, compensatory loan, deposit insurance, capital adequacy, minimum capital, capital ratio or similar requirement against all or any assets held by, deposits or accounts with, credit extended by or to, or commitments to extend credit or any other acquisition of funds by, or Letters of Credit issued by, any office or Affiliate of Lender, or impose on any office or Affiliate of Lender any other condition affecting its making, renewing or maintaining any Loan or the Aggregate Facility Commitment, or issuing or maintaining any Letter of Credit; or

          (b) subject any office or Affiliate of Lender to, or cause the termination or reduction of a previously granted exemption with respect to, any tax, levy, impost, deduction, charge or withholding with respect to its making, renewing or maintaining any Loan or issuing or maintaining any Letter of Credit, or change the basis of taxation of payments to Lender of the principal of or interest on the Loans or any other amounts under this Agreement or any of the Loan Documents (except for taxes imposed on or measured by the overall net income of Lender and imposed by the jurisdiction under the laws of which Lender is organized or any political subdivision or agency thereof);

and the result of any of the foregoing events is to increase the cost to Lender of maintaining the Aggregate Commitment Facility, or of making, renewing or maintaining any Loan or issuing or maintaining any Letter of Credit, or to reduce the amount of any sums received or receivable by Lender under this Agreement or any of the Loan Documents or to reduce the rate of return on Lender's equity, then, in any such case, Borrower promptly shall pay to Lender, upon delivery of the statement referred to below, and indemnify and hold Lender harmless from and against any such amount or amounts as may be necessary to compensate Lender for any such additional cost, reduced benefit, reduced amount received or

                                -11-
                        Page 93 of 131 Pages
reduced rate of return. If Lender sustains or incurs any additional cost, reduced benefit, reduced amount received or reduced rate of return, Lender shall deliver to Borrower a written statement of the nature and amounts thereof, which statement shall be conclusive absent manifest error; provided that the failure to provide any such notice shall not affect the obligations of Borrower under this
Section 2.11. The obligations of Borrower under this Section 2.11 shall survive and continue to be in full force and effect notwith-standing (i) the execution and delivery of this Agreement and the other Loan Documents, (ii) the making of the Loans, (iii) the issuing of any Letter of Credit, (iv) the repayment of the Loans, (v) the payment in full of all interest, fees and all other obligations incurred hereunder and under the other Loan Documents and (vi) the termination of all obligations of Lender under all loan Documents; provided, however, that the obligations of Borrower under this
Section 2.11 shall terminate one year after the Termination Date (except with respect to amounts due to Lender under this Section 2.11 for which the Borrower has received a written statement as provided above).

                  ARTICLE III.    LETTERS OF CREDIT

          3.1 Letters of Credit. Subject to the terms and conditions of this Agreement (including, without limitation, the last sentence of Section 3.3), Lender agrees to issue Letters of Credit for the account of Borrower from the Closing Date to but not including the Termination Date at such times as Borrower may request; provided, however, that Lender shall not be obligated to issue any Letter of Credit to the extent that the sum of (a) the aggregate principal amount of all Loans, plus (b) the aggregate Stated Amount of all outstanding Letters of Credit, would exceed the Aggregate Facility Commitment.

          3.2  Manner of Issuance.

          (a) Applications. Borrower shall deliver to Lender (i) prior to 11:00 a.m. Chicago time on the Borrowing Date of any Letter of Credit or on the amendment effective date with respect to any amendment of an outstanding Letter of Credit, Lender's standard Application and Agreement for Irrevocable Letter of Credit ("Application"), the current form of which is attached hereto as Exhibit B (with blanks filled in accordingly), or an application for amendment in a form acceptable to Lender.

          (b) Authorized Employees. Each Authorized Employee may execute and deliver an Application, and request a Letter of Credit or an amendment thereto (as applicable) on behalf of Borrower. Lender shall be entitled to rely conclusively on each such Authorized Employee's authority to take the action referred to in the immediately preceding sentence until Lender receives written notice from Borrower to the contrary. Lender shall not have a duty to verify the authenticity of the; signature appearing on any

                                -12-
                        Page 94 of 131 Pages

Application and Lender shall have no duty to verify the identity of any Person representing himself as one of the Authorized Employees entitled to take the aforesaid actions on behalf of Borrower.

          (c) No Liability. Lender shall not incur any liability to Borrower in acting upon any request referred to above which Lender believes in good faith to have been given by an Authorized Employee or for otherwise acting in accordance with this Section 3.2.

          (d) Applications Irrevocable. Each Application submitted pursuant to this Section 3.2 shall be irrevocable.

          (e) Issuance. Subject to the terms and conditions set forth in Section 3.1 Lender will issue the Letter of Credit for the account of Borrower on the Borrowing Date.

          3.3 Term. Letters of Credit shall be stated to expire no more than one year from the date of issuance and may be renewed if so requested by Borrower in the manner required by Lender (but in any event such request shall be in writing, shall reasonably describe the Letter of Credit requested to be renewed and the requested renewal term and shall be given by an Authorized Employee to Lender not less then 30 days prior to expiration of such Letter of Credit). No such renewal shall be for more than one year.

          3.4 Letter of Credit Fee. For each Letter of Credit issued by Lender, Borrower shall pay to Lender standard issuance and amendment fees and expenses as set forth in the Application. In addition, Borrower shall pay to Lender annually for so long as a Letter of credit is outstanding a Negotiation Fee of 1% of the Stated Amount of each Letter of Credit when issued. Lender shall debit Borrower's account with Lender for such fees.

          3.5  Reimbursement Obligation.

          (a) Reimbursement. In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof and Borrower shall not have reimbursed Lender for such amount drawn immediately when due in accordance with the Application, the amount so paid shall be deemed to be a Loan.

          (b) Irrevocable Obligation. The obligation of Borrower to make payment to Lender with respect to Letters of Credit shall be unconditional and irrevocable and shall not be subject to any qualification or exception whatsoever and shall be made under all circumstances, including without limitation any of the following circumstances:

          (i) Any "lack of validity or enforceability of this Agreement or any of the Loan Documents;

                                -13-
                        Page 95 of 131 Pages

         (ii) The existence of any claim, setoff, defense or other right which Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of credit (or any Person for whom any such transferee may be acting), Lender or any other Person, whether in connection with this Agreement, any Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between Borrower and the beneficiary named in any Letter of Credit);

        (iii) Any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or in any statement therein being untrue or inaccurate in any respect;

         (iv) The surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

          (v) The occurrence of any Default or Event of Default or termination of the Aggregate Facility Commitment or this Agreement;

         (vi) Any amendment, modification, waiver, consent or any substitution, exchange or release of or failure to perfect any interest in collateral security, with respect to any Letter of Credit;

        (vii) Any failure, omission, delay or lack on the part of Lender or any party to any of the Letters of Credit to enforce, assert or exercise any right, power or remedy (conferred upon Lender or any such party under this Agreement or any Letter of Credit, or any other acts or omissions on the part of Lender or any such party; and

       (viii) Any other event or circumstance that would, in the absence of this clause, result in the release or discharge by operation of law or otherwise of Borrower from the performance or observance of any obligation, covenant or agreement contained in this Section 3.5.

            ARTICLE IV.   REPRESENTATIONS AND WARRANTIES

          In order to induce Lender to enter into this Agreement, Borrower makes the following representations and warranties on and after the date hereof which shall survive the execution and delivery of this Agreement and the Loan Documents and the making of

                                -14-
                        Page 96 of 131 Pages
the Loans until (a) the Aggregate Facility Commitment has been terminated, (b) all Loans and all interest, fees and all other obligations incurred by Borrower hereunder and under the Loan
Documents have been paid in full and (c) all obligations of Lender to Borrower under this Agreement and under the Loan Documents have terminated.

          4.1 Due Organization. Borrower (a) is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, (b) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction in which the business conducted or property owned by such corporation makes such qualification necessary, except such jurisdictions, if any, where the failure to be so qualified and in good standing, whether considered individually or when aggregated with all other such failures, would not have a material adverse effect on Borrower's ability to perform its obligations under this Agreement or any of the Loan Documents to which it is a party or any of the transactions contemplated hereby or thereby, and (c) has the requisite corporate power and authority and the legal right to conduct its business and to own and operate its property.

          4.2 Authorization and Validity. Borrower has the corporate power and authority and the legal right to execute and deliver and perform wits obligations under, and has taken all necessary corporate action to authorize the execution and delivery of and the performance of its obligations under, this Agreement and the Loan Documents to which it is a party.

          4.3 Binding Agreement. This Agreement and each of the loan Documents to which Borrower is a party has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.

          4.4 No Conflicts or Consents. Neither the execution, delivery and performance of this Agreement and the Loan Documents, nor the consummation of any of the transactions herein or therein contemplated, nor compliance with the terms and conditions hereof or thereof will violate any provision of law or regulation (including, without limitation, Regulations G, T, U and X of the Federal Reserve Board), or any order of any governmental authority, court, arbitration board or tribunal or the charter documents or by-laws of Borrower or any of its Subsidiaries, or result in the breach of, constitute a default under, contravene any provisions of or result in the creation of any Lien upon any of the properties or assets of Borrower or any of its Subsidiaries pursuant to, any indenture, agreement, license, permit or authorization to which Borrower or any of its Subsidiaries is a party or by which any of their properties is bound.



                                -15-
                        Page 97 of 131 Pages

          4.5 Litigation. There is no litigation, investigation or proceeding pending in any court or before any grand jury, arbitrator, regulatory commission, board, administrative agency or other governmental authority, nor to the knowledge of Borrower after diligent investigation, is any such proceeding threatened against or affecting Borrower or any of its properties, which would have a material adverse effect on the ability of Borrower or Pledgor to perform its obligations under this Agreement or the Loan Documents to which it is a party or any of the transactions contemplated hereby or thereby.

          4.6 Governmental Consents. No consents, licenses, permits, approvals or authorizations of, exemptions by, notices or reports to, or registrations, filings or declarations with, any governmental authority or agency are required in connection with the execution, delivery and performance by Borrower of this Agreement or the Loan Documents to which it is a party or the transactions contemplated hereby or thereby which have not been obtained or made and copies of which delivered to Lender.

          4.7 Regulation U. None of Borrower or any of its Subsidiaries is engaged principally in, nor does Borrower or any of its Subsidiaries have as one of its principal activities, the business of extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of the Loans will be used by Borrower or any of its Subsidiaries in violation of Regulation U of the Federal Reserve Board to purchase or carry any such Margin Stock, to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or to retire Indebtedness which was incurred to purchase or carry any such Margin Stock.

          4.8 Taxes. Borrower and each of its Subsidiaries (or the consolidated group of which Borrower and its Subsidiaries were or are a part) has (a) timely filed all returns required to be filed by it with respect to all Taxes, (b) paid all Taxes shown to have become due pursuant to such returns and (c) paid all other Taxes for which a notice of assessment or demand for payment has been received. All Tax returns have been prepared in accordance with all applicable laws and requirements and accurately reflect the taxable income (or other measure of Tax) of the corporation (or consolidated group) filing the same.

          4.9 Burdensome Agreements, etc. Borrower is not a party to any agreement or undertaking and is not subject to any court order, court writ, injunction or decree of any court or governmental instrumentality, domestic or foreign, which is or might reasonably be expected to become unusually or unduly burdensome.

          4.10  Title and Liens.  Except for Liens permitted by
Section 7.4, all property owned by Borrower is free from Liens,

                                -16-
                        Page 98 of 131 Pages
charges, security interests and encumbrances of any nature whatsoever, and Borrower has good and marketable title in fee simple to all real property (other than properties which it leases) and good and merchantable title to all fixtures and articles of personal property affixed to or used in connection with such real property and all other such property and assets, except those disposed of in the ordinary course of business.

          4.11 Existing Defaults. Borrower is not in default under any term of any mortgage, capital lease, indenture, deed of trust or any other agreement with respect to Indebtedness to which it is a party or by which it or any of its properties may be bound, (a) except to the extent that such default, whether considered individually or when aggregated with all other such defaults, would not have a material adverse effect on Borrower I s ability to perform its obligations under this Agreement or any of the Loan Documents to which it is a party or any of the transactions contemplated hereby or thereby and (b) except for defaults resulting from the fact that Borrower has failed to timely deliver financial statements for the fiscal quarter ended September 30, 1993. Borrower has no reason to believe any of its creditors intends to declare a default or accelerate any portion of its indebtedness as a result of the defaults described in clause (b) of the preceding sentence.

          4.12 Investment Company Act. None of Borrower or any of its Subsidiaries is, nor immediately after the application by Borrower of the proceeds of any Loan will be, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          4.13 Public Utility Holding Company Act. None of Borrower or any of its Subsidiaries is subject to any state law or regulation regulating public utilities or similar entities, and none of Borrower or any of its Subsidiaries is, within the meaning of the Public Utility Holding Company Act of 1935, as amended, (a) a holding company, (b) a subsidiary, associate or affiliate of a holding company or (c) a public utility.

          4.14 Solvency. Immediately after giving effect to the execution and delivery of this Agreement and the Loan Documents to which it is a party and the consummation of the borrowings and the other transactions contemplated hereby and thereby, Borrower will be solvent, will be able to pay its debts and obligations as they become due, will have capital sufficient to carry on its business and all business in which it intends to engage and will own property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts.

          4.15 Full Disclosure. There is no fact of which Borrower or any of its Subsidiaries has knowledge after diligent investigation
(a) which has not been disclosed to Lender and

                                -17-
                        Page 99 of 131 Pages

Borrower to perform its obligations under this Agreement or the Loan Documents to which it is a party or any of the transactions contemplated hereby or thereby. No certificate or other information provided in writing and delivered herewith or heretofore by Borrower or any of its Subsidiaries to Lender in connection with the negotiation of this Agreement contains any untrue statement or omits to state any fact necessary to keep the statements contained herein or therein from being misleading, except such certificate or other information as has been updated or corrected in a writing that has been delivered to Lender.

          4.16 Compliance with Laws. Borrower is in compliance with all laws, rules, regulations, court orders and decrees and orders of any governmental agency which are applicable to Borrower or the properties thereof, including, without limitation, laws, rules, regulations, court orders and decrees and orders of any governmental agency with respect to employee benefits and the environment.

          4.17 Ownership of Pledgor. Borrower is the sole legal and beneficial owner of all of the issued and outstanding stock of Pledgor free and clear of any Liens.

          4.18 Pledgor's Ownership of Pledged Collateral. Pledgor is the sole legal and beneficial owner of all of the Pledged
Collateral free and clear of any Liens.

                  ARTICLE V.  CONDITIONS PRECEDENT

          5.1 Conditions of Initial Extension of Credit. The obligation of Lender to make Loans is subject to the fulfillment of each of the following conditions on or before the Closing Date:

          (a) Lender shall have received the Note, dated the Closing Date, and duly executed and delivered by Borrower.

          (b) Lender shall have received a Pledge Agreement from Pledgor, dated the Closing Date, duly executed by the Pledgor and substantially in the form of Exhibit C (the "Pledge Agreement") and stock powers and other documents required thereunder.

          (c) Lender shall have received a written opinion of Illinois counsel for Borrower dated the Closing Date and substantially in the form of Exhibit D, and Borrower, by its execution of this Agreement, authorizes and requests such counsel to render such opinion to Lender.

          (d) Lender shall have received a written opinion of Rhode ]Island counsel for Pledgor dated the Closing Date and substantially in the form of Exhibit E, and Borrower, by its execution of this Agreement, authorizes and requests such counsel to render such opinion to Lender.

                                -18-
                        Page 100 of 131 Pages

          (e) Lender shall have received evidence, satisfactory to Lender, of the corporate existence and the authority of Borrower to enter into this Agreement, the Loan Documents to which it is a party and the agreements and transactions contemplated in connection herewith and therewith and of the legality hereof and thereof as Lender may request, including, without limitation, officer's certificates, corporate resolutions and certificates of good standing with respect to Borrower.

          (f) Lender shall have received evidence, satisfactory to lender, of the corporate existence and the authority of Pledgor to enter into the Pledge Agreement and the agreements and transactions contemplated in connection therewith and of the legality thereof as Lender may request, including, without limitation, officer's certificates, corporate resolutions and certificates of good standing with respect to Pledgor.

          (g) Borrower shall have delivered to Lender a written designation of the Authorized Employees hereunder.

          (h) Lender shall have received copies of all governmental and third party consents and other approvals, if any, in form and substance satisfactory to Lender required in connection with the execution, delivery and performance by Borrower of the Agreement and the Loan Documents to which it is a party, and the execution, delivery and performance by Pledgor of the Pledge Agreement and the pledge by the Pledgor of the Pledged Collateral pursuant to the Pledge Agreement.

          (i) Borrower shall have executed and delivered to Lender a Form FR U-1, which shall be satisfactory to Lender.

          (j) There shall have occurred no material adverse change in the business, operations, properties or condition (financial or otherwise) of Borrower since September 30, 1993.

          (k) Lender shall have received the Amendment Fee from the Borrower.

          (l)  Each of the applicable conditions set forth in Section
5.2 shall have been fully satisfied.

          5.2 Conditions of Each Loan. The obligation of Lender to make any Loan shall be subject to the fulfillment of each of the following conditions (to the extent applicable) to the satisfaction of Lender:

          (a) Lender shall have received a notice of borrowing as provided in Section 2.2.

          (b) The representations and warranties of Borrower set forth herein and in the Loan Documents to which it is a party and

                                -19-
                        Page 101 of 131 Pages
of Pledgor in the Pledge Agreement shall be true, correct and complete in all respects on the Borrowing Date with the same effect as if such representations and warranties had been made on and as of such date, except to the extent that any falsehood, misstatement or omission, whether considered individually or when aggregated with all other falsehoods, misstatements and omissions, would not reasonably be expected to have a material adverse affect on (i) the ability of Borrower to perform its obligations under this Agreement or the Loan Documents to which it is a party or in connection with the transactions contemplated hereby or thereby, (ii) the ability of Pledgor to perform its obligations under the Pledge Agreement or in connection with the transactions contemplated thereby or (iii) the business, operations, properties or condition (financial or otherwise) of Borrower or Pledgor.

          (c) No Default or Event of Default shall have occurred and be continuing nor shall the making of such Loan result in a Default or Event of Default, and the Current Market Value of the Pledged
Collateral shall be at least 200% of the Aggregate Facility
Commitment.

          (d) The making of such Loan shall be permitted by all applicable laws.

          (e) All other documents (including any certificates, legal opinions or other documents required by Lender) and legal matters in connection with the transactions contemplated by this Agreement and the Loan Documents shall be in form and substance satisfactory to Lender.


                 ARTICLE VI.  AFFIRMATIVE COVENANTS

          Borrower covenants and agrees that on and after the date hereof and until (a) the Aggregate Facility Commitment has been terminated, (b) all Loans and all interest, fees and all other obligations incurred by Borrower hereunder and under the Loan Documents have been paid in full and (c) all obligations of Lender to Borrower under this Agreement and under the Loan Documents have terminated, Borrower will:

          6.1 Financial Data. Furnish to Lender (a) within 90 days after the end of each fiscal year of Borrower, a Consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the close of such fiscal year and Consolidated and consolidating statements of income and retained earnings and changes in financial position (or cash flow statements) of Borrower and its Subsidiaries for such fiscal year, setting forth in each case in comparative form corresponding Consolidated and consolidating figures from the preceding annual audit, all in reasonable detail and certified by independent certified public accountants of recognized standing selected by Borrower and satisfactory to Lender, together with the

                                -20-
                        Page 102 of 131 Pages
unqualified audit report thereon of such accountants; (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a Consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the close of such quarter and Consolidated and consolidating statements of income and retained earnings and changes in financial position (or cash flow statements) of Borrower and its Subsidiaries for the period from the beginning of such fiscal year to the end of such quarter, setting forth in each case in comparative form, commencing with the financial statements for the fiscal quarter ending March 31, 1994, the corresponding Consolidated and consolidating figures for the corresponding periods in the preceding fiscal year, all in reasonable detail and certified by the chief financial officer of Borrower, subject to usual and customary audit and year-end adjustments which in the aggregate would not be material; (c) at the time of the delivery of the financial statements required by clauses (a) and (b) of this Section 6.1, a certificate of the chief financial officer of Borrower to the effect that there exists no Default or Event of Default, or if any such Default or Event of Default exists, specifying the nature thereof, the period of existence thereof and the action Borrower proposes to take with respect thereto; (d) copies of all regular and periodic financial and other reports, if any, which Borrower or any of its Subsidiaries shall file with the Securities and Exchange commission or any governmental agencies substituted therefor; and (e) with reasonable promptness, such further information regarding the business, operations, properties or condition (financial or otherwise) of Borrower or its Subsidiaries as Lender may reasonably request.

          6.2 Payment of Charges. Pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it or its property or assets, or upon properties leased by it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon its property or assets, provided that Borrower shall not be required to pay any such Tax, assessment, charge, levy or claim (a) the payment of which is being contested in good faith and by proper proceedings if adequate reserves with respect thereto have been set up by Borrower, as the case may be, in accordance with GAAP or (b) if the payment of such Tax, assessment, charge, levy or claim, whether considered individually or when aggregated with all other unpaid Taxes, assessments, charges, levies or liens, would not reasonably be expected to have a material adverse effect on the ability of Borrower to perform its obligations under this Agreement or any of the Loan Documents to which it is a party or the transactions contemplated hereby or thereby.

          6.3 Insurance. Maintain such insurance (with financially sound and responsible insurance carriers reasonably satisfactory to Lender) against loss or damage to, or liability in connection with, its property, persons and such other contingencies

                                -21-
                        Page 103 of 131 Pages
as is customarily maintained by other corporations engaged in the same or similar business, similarly situated; provided, that in lieu of such insurance, Borrower may maintain or cause to be maintained a system or systems of self-insurance reasonably satisfactory to Lender that will accord with the approved practices of companies owning or operating properties of a similar character.

          6.4 Inspection of Books and Assets. Upon prior written or telephonic notice to Borrower, allow during normal business hours any representative of Lender to visit and inspect any of its properties, to examine its books of record and account and to discuss its affairs, finances and accounts with its officers, all at such reasonable times and as often as Lender may reasonably request, and, in each case, cause each of its Subsidiaries so to do (it being understood that, prior to a Default, neither Borrower nor any subsidiary of Borrower shall be obligated to pay the fees or out-of-pocket expenses of any such representative in connection with any such visit, inspection, examination or discussion).

          6.5 Notices. Deliver immediately to Lender as soon as any officer, director or Authorized Employee obtains knowledge of the occurrence of an event or the existence of any circumstance which may give rise to a Default or Event of Default, a certificate signed by an Authorized Employee specifying the nature thereof, the period of existence thereof and what action Borrower proposes to take with respect thereto.

          6.6 Litigation. Promptly give written notice to Lender of any action, proceeding or claim which has been commenced or threatened in writing against Borrower or any of its Subsidiaries, or any dispute which may, exist between Borrower or any of its Subsidiaries and any governmental regulatory body, in which the amount involved is $100,000 or more or which, whether considered individually or when aggregated with all other such actions, proceedings, claims and disputes, would have a material adverse effect on the ability of Borrower to perform its obligations under this Agreement or any of the Loan Documents to which it is a party or any transaction contemplated hereby or thereby.

          6.7 Preservation of Corporate Existence. Maintain and preserve its corporate existence and right to carry on its business, and duly procure all necessary renewals and extensions thereof and use its best efforts to maintain, preserve and renew all rights, powers, privileges and franchises which, in the opinion of the Board of Directors of Borrower continue to be advantageous to it.

          6.8 Maintenance of Properties. Ensure that its property and equipment used or useful in its business in whomsoever's possession they may be, are kept in good repair, working order and condition, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals,

                                -22-
                        Page 104 of 131 Pages
replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary f or companies in similar businesses.

          6.9 Compliance with Law. Comply with the requirements of all applicable laws, rules, regulations, court orders and decrees and orders of any governmental agency which are applicable to Borrower or to any of its properties (including, without limitation, laws, rules, regulations, court orders and decrees and orders of any governmental agency with respect to employee benefits and fair labor standards and wages), the failure to comply with which, whether considered individually or when aggregated with all other failures, would reasonably be expected to have a material adverse effect on the ability of Borrower to perform its obligations under this Agreement or any of the Loan Documents to which it is a party; provided, however, that with respect to orders of any governmental agency, Borrower shall have the right to contest in good faith, by appropriate proceedings, the validity or imposition of any such order and upon such good faith contest to delay or refuse payment of any amount due with respect to such order, upon notice to Lender and the establishment of such reserves or the making of other appropriate provision therefor in accordance with GAAP.

          6.10  Use of Proceeds.  Use the proceeds of the Loans only
(a) to repurchase stock of Borrower, (b) to make loans to the Borrower's shareholders or former shareholders (which loans shall be documented by promissory notes bearing a market rate of interest),
(c) to purchase stock (or other equity interests) in Katy, either in the public market or in private transactions, and (d) for working capital and other general corporate purposes. Neither the Borrower nor any Subsidiary shall use (or permit to be used) any proceeds of any of the Loans to acquire any security in any transaction which is subject to Section 12 or 13 of the Securities Exchange Act of 1934, as amended, or any regulations or rulings thereunder.

          6.11 Value of Pledged Collateral. If the Current Market Value of the Pledged Collateral is at any time less than 200% of the Aggregate Facility Commitment, Borrower shall within 1 Business Day after the earlier of obtaining knowledge thereof or of receiving notice from Lender thereof (a) pledge or cause to be pledged to Lender additional capital stock of a Person satisfactory to Lender, and if Borrower and its Subsidiaries have no such stock to pledge, Borrower shall grant a security interest in property satisfactory to Lender, such that all property and assets pledged to Lender and in which Lender has a first priority perfected Lien has an aggregate Current Market Value of not less than 200% of the Aggregate Facility Commitment, and Borrower shall deliver or caused to be delivered to Lender all certificates of shares required to be pledged to Lender hereunder and will execute and deliver or cause the execution and delivery of all security agreements, pledge

                                -23-
                        Page 105 of 131 Pages
agreements, assignments, guarantees and other documents requested by Lender in connection with this Section 6.11 or (b) reduce the Aggregate Facility Commitment in accordance with Section 2.7 such that the aggregate Current Market Value is not less than 200% of the Aggregate Facility Commitment as so reduced.

          6.12 Compliance with ERISA. Borrower and each Subsidiary shall maintain each Plan and Qualified Plan as to which it may have any liability in substantial compliance with all applicable requirements of law and regulation.

                  ARTICLE VII.  NEGATIVE COVENANTS

          Borrower covenants and agrees that on and after the date hereof and until (a) the Aggregate Facility Commitment has terminated; (b) all Loans and all interest, fees and all other obligations incurred by Borrower hereunder and under the Loan
Documents have been paid in full and (c) all obligations of Lender to Borrower under this Agreement and under the Loan Documents have terminated, Borrower will not:

          7.1 Consolidation, Merger, Sale of Assets, etc. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or substantially all of its property or assets.

          7.2 ERISA. Maintain or permit to exist or become a party to a Multiemployer Plan or Multiple Employer Plan.

          7.3 Regulation U. Directly or indirectly, or permit any of its Subsidiaries to directly or indirectly, apply any part of the proceeds of the Loans in violation of Regulation U of the Federal Reserve Board (a) to purchase or carry any Margin Stock, (b) to extend credit to others for the purpose of purchasing or carrying any Margin Stock or (c) to retire Indebtedness which was incurred to purchase or carry any Margin Stock.

          7.4 Lions on Borrower's Property. Create, assume or suffer or permit to exist any Lien (except Liens in existence on the Closing Date listed on Schedule 7.4 hereto) upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign any right to receive income.

          7.5 Indebtedness. Create, incur, assume or permit or suffer to exist any Indebtedness other than:

          (a)  Indebtedness hereunder and under the Note; and

          (b) Existing Indebtedness of Borrower which is described on Schedule 7.5 hereto, provided that (a) the principal amount of such Indebtedness shall not be increased above the principal amount

                                -24-
                        Page 106 of 131 Pages
thereof outstanding on the date hereof, as set forth on such Schedule, and (b) no such Indebtedness shall be renewed or extended or remain outstanding after the stated maturity thereof.

          7.6 Sale of Stock of Subsidiaries. Issue, sell or otherwise dispose of, or part with control of, any shares of stock (or warrants, rights, options, securities convertible into such stock or other similar rights to acquire stock) or Indebtedness of Katy or Pledgor.

          7.7 Restrictions on Pledgor. Permit or suffer to exist any restriction or limitation on the ability or right of Pledgor (i) to pay dividends or make any type of distributions to Borrower, (ii) to make loans or advances to Borrower or repay loans or advances made by Borrower to Pledgor, (iii) to sell, assign, pledge or otherwise dispose of the Pledged Collateral, except as provided in the Pledge Agreement, or (iv) to transfer any of its properties or assets to Borrower.

          7.8 Permitted Activities. Engage or conduct any business or activities other than those engaged in or conducted on the Closing Date.

                  ARTICLE VIII.  EVENTS OF DEFAULT

          8.1 Events of Default. Each of the following specified events shall constitute an "Event of Default":

          (a) Payments. Borrower shall default in the payment when due of (i) any principal amount of the Loans or (ii) any interest on the Loans or any fees or any other amounts owing hereunder or under any of the Loan Documents and such default shall continue unremedied for five (5) days; or

          (b) Representations of Borrower. Any representation, warranty or statement made by Borrower herein or in any of the Loan Documents or in any certificate or other document delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

          (c) Representations of Pledgor. Any representation, warranty or statement made by Pledgor in the Pledge Agreement or in any certificate or other document delivered pursuant thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

          (d) Covenants of Borrower. Borrower shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in section 6.1, Section 6.5, Section 6.10,
Section 6.11 or any Section of Article VII or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any Loan Document and

                                -25-
                        Page 107 of 131 Pages
such default described in this clause (ii) shall continue unremedied for a period of 10 days; or

          (e) Covenants of Pledgor. Pledgor shall default in the due performance or observance by it of any term, covenant or agreement contained in the Pledge Agreement; or

          (f) Default Under Other Agreements. Borrower or Pledgor shall default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other Indebtedness of, or directly or indirectly guaranteed by, Borrower or Pledgor, or Borrower or Pledgor shall default in the performance or observance of any obligation or condition with respect to any such other Indebtedness or any other event shall occur if the effect of such default or event (after giving effect to any applicable grace period) is to accelerate the maturity of any such Indebtedness or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity or any such Indebtedness shall become due prior to its stated maturity as a result of an event of default; or

          (g) Bankruptcy, etc. Borrower or Pledgor shall commence a voluntary case concerning itself under Title 11 of the United States Code as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against Borrower or Pledgor and the petition is not controverted within 10 days, and is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Borrower or Pledgor or Borrower (or Pledgor commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Borrower or Pledgor, or there is commenced against Borrower or Pledgor any such proceeding which remains undismissed for a period of 60 days or more, or Borrower or Pledgor is adjudicated insolvent or bankrupt, or any order of relief or other order approving any such case or proceeding is entered, or Borrower or Pledgor suffers or permits any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days or more, or Borrower or Pledgor admits in writing its inability to pay, or is generally unable to pay its debts as they mature, or Borrower or Pledgor makes a general assignment for the benefit of creditors or any corporate action is taken by Borrower or Pledgor for the purpose of effecting any of the foregoing; or

          (h) Judgments. A final judgment or final judgments for the payment of money is or are entered by a court or courts of competent jurisdiction, and all appeals therefrom have been

                                -26-
                        Page 108 of 131 Pages
exhausted (or the time in which appeal is permitted has lapsed without appeal being made), against Borrower or Pledgor (other than any judgment as to which a reputable insurance company has accepted full liability in writing) and the aggregate amount of all such judgments exceeds $500,000; or

          (i)  Ownership) or Control of Borrower.  A Change of
Control shall occur; or

          (j) Dissolution. Any order, judgment or decree shall be entered in any proceeding against Borrower or Pledgor decreeing the dissolution or winding up of Borrower or Pledgor, and such order shall remain undischarged or unstayed for a period in excess of 60 days.

          (k) Litigation. Any litigation, investigation or proceeding pending in any court or before any grand jury, arbitrator, regulatory commission, board, administrative agency or other governmental authority threatens to have a material adverse effect on
(a) the ability of Borrower or Pledgor to perform its obligations under this Agreement or the Loan Documents to which it is a party, or
(b) the business, operations, properties or condition (financial or otherwise) of Borrower; or

          (l) Other Agreements. All or any provision of this Agreement, any other Loan Document or the Pledge Agreement shall be declared to be illegal or null and void, or the validity or enforceability thereof shall be contested by any Person, or shall be rejected or disaffirmed by any Person, or a proceeding shall be commenced by any governmental agency or authority or court or other Person seeking to establish the invalidity or enforceability thereof, or any such Person that is a party to this Agreement, any other Loan Document or the Pledge Agreement shall deny that it has any or further liability or obligation thereunder; or

          (m) Invalidity of Pledge Agreement. The Pledge Agreement or any provision thereof shall cease to give Lender the Liens, rights, powers and privileges purported to be created thereby (including without limitation a perfected security interest in, and Lien on, all of the Pledged collateral) and superior to and prior to the rights of all third Persons subject to no other Liens; or

          (n) Control of Pledgor. Borrower shall cease at any time to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of Pledgor.

          (o) Material Adverse Change. Amy material adverse change occurs in, or, any material adverse event occurs affecting, the ability of Borrower or Pledgor to perform its obligations under any Loan Document to which it is a party or any of the transactions contemplated hereby or thereby.


                                -27-
                        Page 109 of 131 Pages

          8.2  Remedies.

          (a) Termination of Facility. Upon the occurrence of any Event of Default and at any time thereafter if any Event of Default shall then be continuing, Lender may by written notice to Borrower, take any or all of the following actions, without prejudice to the rights of Lender to enforce its claims against Borrower (provided that if an Event of Default specified in Section 8.1(g) shall occur, the result which would occur upon the giving of written notice by Lender to Borrower as specified in clauses (i) and (ii) below, shall occur automatically without the giving of any such notice): (i) declare the Aggregate Facility Commitment terminated, whereupon all commitments and obligations of Lender under this Agreement and under the Loan Documents shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all obligations owing hereunder and under the Loan Documents, to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; and (iii) exercise any right or remedies under this Agreement and the other Loan Documents.

          (b) Right of Set-off. In addition to any rights now or hereafter granted under applicable law or otherwise and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default, Lender is hereby authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind to Borrower or any other Person, any such notice being hereby expressly waived, and to the fullest extent permitted by law, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all of the obligations and liabilities of Borrower to Lender now or hereafter existing under this Agreement or any of the Loan Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement and the Loan Documents, irrespective of whether or not Lender shall have made any demand under this Agreement or any of the Loan Documents and although such obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Notwithstanding the above, Lender agrees to give Borrower prompt notice after any such set off, provided, however, that any failure by Lender to give such notice shall not affect Lender's rights hereunder or otherwise impose any liability on Lender or create any rights in favor of Borrower.

          (c) Remedies Not Exclusive. Lender shall have, addition to the rights and remedies given it by this Agreement and the Loan Documents, all rights and remedies allowed by all applicable laws and all rights and remedies available to Lender shall be cumulative and non-exclusive.

                                -28-
                        Page 110 of 131 Pages

          (d) Application of Payments. Notwithstanding any contrary provision contained in this Agreement or in any of the Loan Documents, Borrower irrevocably waives the right to direct the application of any and all payments received by Lender from Borrower after the occurrence of any Event of Default and at any time thereafter if any Event of Default shall then be continuing, and Borrower does hereby irrevocably agree that Lender shall have the continuing exclusive right to apply and reapply any and all payments received after the occurrence of any Event of Default and at any time thereafter if any Event of Default shall then be continuing against the obligations of Borrower under this Agreement and the Loan Documents in such manner as Lender may deem advisable, notwithstanding any entry by Lender upon any of its books and records.

                     ARTICLE IX.  MISCELLANEOUS

          9.1 Distribution of Information. Borrower hereby authorizes Lender, as Lender may elect in its sole discretion, to discuss with and furnish to (a) any Affiliate of Lender, Lender's attorneys or other advisors, or (b) any court, tribunal, arbitration board, government or self-regulatory agency with jurisdiction over Lender, in connection with any proceeding, cause or matter pending (or on its face purported to be pending) or in connection with any legal or regulatory requirement, litigation or procedure of any such entity relating to this Agreement or the Loan Documents or (c) any assignee or prospective assignee and any participant or prospective participant, all financial statements, audit reports and other information pertaining to Borrower and its Subsidiaries, whether such information was provided by Borrower or its Subsidiaries or prepared or obtained by Lender or third parties.

          9.2 Waivers or Modifications. Any waiver, permit, consent or approval of any Event of Default, Default or breach of any provision, condition or covenant of, or any amendment or modification to, this Agreement or any of the Loan Documents must be in writing and shall be effective only to the extent it is set forth in writing. No such waiver, permit, consent, approval, amendment or modification shall be effective without the consent of Borrower and Lender. No waiver of a specific breach, Event of Default or Default shall operate as a waiver of any other breach, Event of Default or Default or of the same breach, Event of Default or Default occurring at a later time.

          9.3  Indemnification.

          (a) Terms of Indemnity. Borrower agrees to indemnify and hold harmless Lender, its directors, officers, counsel and employees and each Person, if any, who controls Lender within the meaning of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (any and all of whom

                                -29-
                        Page 111 of 131 Pages
are referred to in this Section 9.3 as the "Indemnified Parties" and individually as an "Indemnified Party"), from and against any and all losses, claims, damages and liabilities, joint or several (including all legal or other expenses reasonably incurred by any of the Indemnified Parties in connection with the preparation for or defense of any pending or threatened claim, action or proceeding, whether or not resulting in any liability) to which such Indemnified Party may become subject under any applicable Federal or state law or otherwise, caused by or arising out of, or allegedly caused by or arising out of, the preparation, review, negotiation, execution, delivery or performance of this Agreement, the Loan Documents or any transaction contemplated hereby or thereby, other than losses, claims, damages or liabilities arising from the gross negligence or willful misconduct of the Indemnified Party. Promptly after receipt by an Indemnified Party of notice of any claim, action or proceeding with respect to which an Indemnified Party is entitled to indemnity hereunder, such Indemnified Party will notify Borrower of such claim or the commencement of such action or proceeding; provided, however, that the failure of an Indemnified Party to give notice as provided herein shall not relieve Borrower of its obligations under this
Section 9.3 with respect to such Indemnified Party, except to the extent that Borrower actually is prejudiced by such failure.
Borrower will assume the defense of such claim, action or proceeding and will employ counsel satisfactory to the Indemnified Party and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party will be entitled, at the expense of Borrower, to employ counsel separate from counsel for Borrower and for any other party in such action if the Indemnified Party determines in its sole discretion that a conflict of interest exists which makes representation by counsel chosen by Borrower not advisable. In the event that an Indemnified Party is subpoenaed to testify or produce documents in any action or proceeding brought against Borrower (or any of its Subsidiaries (or any of its officers, directors or employees) in which such Indemnified Party is not named as a defendant (and is not itself a plaintiff) or in which Borrower consents to such testimony or production, Borrower agrees to reimburse such Indemnified Party for all expenses incurred by it (including fees and expenses of counsel) in connection with its appearing as a witness or producing documents.

          (b)  Survival.  The obligations of Borrower under this
Section 9.3 shall survive and continue to be in full force and effect notwithstanding (i) the execution and delivery of this Agreement and the Loan Documents, (ii) the making of the Loans, (iii) the repayment of the Loans, (iv) the issuance of any Letter of Credit, (v) the payment in full of all interest, fees and all other obligations incurred hereunder and under the Loan Documents and (vi) the termination of all obligations of Lender to Borrower under all Loan Documents.


                                -30-
                        Page 112 of 131 Pages

          9.4 Independent Investigation. Lender shall be entitled to rely- on all representations and warranties made by Borrower under this Agreement in spite of any independent investigation performed or to be performed by or on behalf of Lender.

          9.5 Failure or Delay. No failure or delay on the part of the Lender in the exercise of any power, right or privilege under this Agreement or any of the Loan Documents and no course of dealing among Borrower and Lender shall operate as a waiver thereof, nor shall any single or partial exercise cd any such power, right or privilege hereunder or thereunder preclude other or further exercise of any other power, right or privilege.

          9.6 Severability. Any provision of this Agreement or the loan Documents which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability, but all the remaining provisions of this Agreement and the Loan Documents shall remain valid.

          9.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Lender and their respective successors and assigns and any of Lender's participants; provided, however, that Borrower may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Lender, and no such consent shall in any event relieve Borrower of its obligations hereunder.

          9.8  Notices.

          (a) Any notice, communication or demand which Borrower or Lender may be required or may desire to give to another party under any provision of this Agreement or the Loan Documents to which Borrower is a party shall be: (i) given in writing and personally delivered, nailed or delivered by overnight courier service to the party to whom such notice, communication or demand is directed or
(ii) made by telecopy or facsimile transmission delivered or transmitted to the party to whom such notice, communication or demand is directed, at its address as follows:

To Borrower:             CRL, Inc.
                         6300 South Syracuse Way
                         Suite 300
                         Englewood, Colorado 80111
                         Attention: Jonathan Johnson

                         Telecopy: (303) 773-2729
                         Telephone: (303) 773-2800

With a copy to:          Philip E. Johnson, Esq.
                         Bennington, Johnson, Ruttum
                              & Reeve
                         370 East 17th Street

                                -31-
                        Page 113 of 131 Pages

With a copy to:          Philip E. Johnson, Esq.
                         Bennington, Johnson, Ruttum
                              & Reeve
                         370 East 17th Street
                         Suite 2480
                         Denver, Colorado 80202

                         Telecopy: (303) 629-5718
                         Telephone: (303) 629-5200

To Lender:               The Northern Trust Company
                         Metropolitan Group II,
                              North Division
                         50 South LaSalle Street
                         Chicago, Illinois 60675
                         Attention: Wendy J. Roberg
                                   1 Vice President
                         Telecopy: (312) 444-7028
                         Telephone: (312) 444-4173

With a copy to:          Schiff Hardin & Waite
                         7200 Sears Tower
                         233 South Wacker Drive
                         Chicago, Illinois 60606
                         Attention: Patricia Dondanville
                         Telephone: (312) 258-5709
                         Telecopy: (312) 258-5600

          (b) Any notice which is personally delivered shall be deemed to have been given on the date on which it is personally delivered. Any notice which is delivered by overnight courier service shall be deemed to have been given on the Business Day after deposit with such courier service. Any notice which is transmitted by telecopy or facsimile transmission shall be deemed to have been given on the day that such notice is transmitted upon oral confirmation of receipt. Any notice which is mailed shall be sent by registered or certified mail, postage prepaid and return receipt requested, and shall be deemed to have been given on the third Business Day after deposit in the mail. Notwithstanding the foregoing, any request for a Loan pursuant to Section 2.2 (or any telephonic notice in lieu thereof, as permitted by this Agreement) shall be effective only when actually received by Lender.

          (c) Any of Borrower or Lender may change the address to which notices, requests and other communications are to be sent to it by giving written notice of such address change to the other parties in conformity with this Section 9.8, but such change shall not be effective until notice of such change has been received by the other parties.

          9.9 Publicity. Borrower shall not, without the prior written approval of Lender, make any publicity release,

                                -32-
                        Page 114 of 131 Pages
advertisement, public statement or public announcement which identifies Lender by name, unless such communication is required by law.

          9.10 Costs, Expenses and Fees. Borrower agrees to reimburse promptly Lender (a) for all out-of -pocket costs and expenses, including, without limitation, due diligence and audit expenses and reasonable fees and expenses of auditors, attorneys (which attorneys may be lender's employees and including, without limitation, Schiff Hardin & Waite, special counsel for Lender) and other advisors, expended or incurred in the preparation, review, negotiation, execution and delivery, and filing and recording as necessary, of this Agreement, the Loan Documents or in amending or waiving provisions of this Agreement and such other agreements or in obtaining advice from auditors, attorneys and other advisors regarding its rights and responsibilities under this Agreement and such other documents, whether or not the transactions hereby contemplated are consummated, and (b) for all costs and expenses, including, without limitation, reasonable fees and expenses of auditors, attorneys (which attorneys may be Lender's employees) and other advisors, expended or incurred by Lender after a Default or Event of Default in collecting any sum which becomes due under this Agreement, the loan Documents, in negotiations with respect to restructuring or "working out" the credit facilities or in the protection, perfection, preservation and enforcement of any and all rights of Lender in connection with this Agreement and the Loan Documents, including, without limitation, the fees and costs incurred in any out-of-court work-out or bankruptcy or reorganization proceeding. Borrower shall pay and hold Lender harmless from and against any and all present and future stamp and other similar Taxes with respect to the foregoing matters and save Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to Lender) to pay such Taxes.

          9.11 Consent to Pledge. As the sole legal and beneficial owner of all of the issued and outstanding stock of Pledgor, Borrower unconditionally and irrevocably consents to the pledge of the Pledged Collateral to Lender to secure the Obligations (as defined in the Pledge Agreement), and Borrower agrees that it will not take, directly or indirectly, any action to impair Lender's rights in the Pledged Collateral.

          9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

          9.13 Governing Law. The validity, construction and enforcement of this Agreement and the loan Documents and the rights and obligations of the parties hereunder and thereunder shall be governed by and construed and interpreted in accordance with the

                                -33-
                        Page 115 of 131 Pages
substantive laws of the State of Illinois (without regard to conflicts of law principles).

          9.14 Service of Process. Borrower irrevocably consents to the service of process in any action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Borrower, such service to be effective ten (10) days after such mailing. Borrower absolutely and irrevocably consents and submits to the jurisdiction of the courts of the State of Illinois and of any Federal court located in such State in connection with any action or proceeding brought against Borrower by Lender arising out of or relating to this Agreement or the loan Documents. Nothing herein shall affect the right to serve process in any other manner permitted by law. Borrower hereby irrevocably designates CT Corporation System, located at 208 South LaSalle Street, Chicago, Illinois 60604, as the designee, appointee and agent of Borrower to receive, for and on behalf of Borrower, service of process in such respective jurisdictions in any legal action or proceeding with respect to this Agreement or the Note and such service shall be deemed completed 10 days after delivery thereof to said agent. It is understood that a copy of such process served on any such agent will be promptly forwarded by mail to Borrower at its address set forth in Section 9.8, but the failure of Borrower to receive such copy shall not affect in any way the service of such process. Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Borrower at its said address, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

          9.15 Recapture. To the extent Lender receives any payment by or on behalf of Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated and shall be included within the liabilities of Borrower to Lender as of the date such initial payment, reduction or satisfaction occurred.

          9.16 Complete Agreement. This Agreement, together with the exhibits and schedules to this Agreement, the Loan Documents to which Borrower and Lender are parties and the other documents delivered on the Closing Date, is intended by each of Borrower and Lender as a final expression of their agreement and is intended as

                                -34-
                        Page 116 of 131 Pages
a complete statement of the terms and conditions of their agreement.

          9.17 Captions. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.


                     [INTENTIONALLY LEFT BLANK]


                                -35-
                        Page 117 of 131 Pages

     9.18 WAIVER OF JURY TRIAL. BORROWER AND LENDER ABSOLUTELY AND IRREVOCABLY WAIVE TRIAL BY JURY AND ANY OBJECTION, INCLUDING WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH BORROWER OR LENDER MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING, INCLUDING WITH RESPECT TO ANY MATTER WHICH MIGHT BE ASSERTED AGAINST LENDER BY BORROWER, IN ANY SUCH ACTION OR PROCEEDING.


          IN WITNESS WHEREOF, Borrower and lender have caused this Agreement to be duly executed as of the day and year first above written.

                              CRL, INC.
                              By:/s/Jonathan P. Johnson
                                 ______________________

                              Title:  VICE PRESIDENT & TREASURER


                              THE NORTHERN TRUST COMPANY
                              By:/s/Wendy J. Robery
                                 __________________

                              Title:  VICE PRESIDENT

                                -36-
                        Page 118 of 131 Pages

                                                           Exhibit  A


                            FORM OF NOTE


$20,000,000                                         Chicago, Illinois
                                                     December 9, 1993


          FOR VALUE RECEIVED, CRL, INC., a Delaware corporation (the "Borrower") hereby promises to pay to the order of THE NORTHERN TRUST COMPANY (the "Lender") in lawful money of the United States of America in immediately available funds, at the office of the Lender, 50 South LaSalle Street, Chicago, Illinois 60675 the principal sum of TWENTY MILLION AND NO/100 DOLLARS ($20,000,000), or, if less, the unpaid principal amount of all Loans made by the Lender pursuant to the Agreement (as defined below) on December 31, 1994.

          Borrower also promises to pay interest to the Lender on the unpaid principal amount owing thereunder from time to time in like money at said office from the date hereof until paid in full at the rates and at the times provided in the Agreement. Interest also shall be payable on any overdue payment of principal and (to the extent permitted by law) interest as provided in the Agreement.

          This Note is referred to in the Amended and Restated Revolving Credit Agreement dated as of December 9, 1993 among the Borrower and the Lender (as from time to time in effect, and as amended, the "Agreement"), and is entitled to the benefits thereof and shall be subject to the provisions thereof.

          This Note may, subject to the terms of the Agreement, be declared (without demand, notice or legal process of any kind other than as expressly specified in the Agreement) and thereupon immediately shall become due and payable. Borrower hereby waives presentment, demand, protest, notice of protest, notice of demand and notice of non-payment hereof.

          If, as a result of any circumstance whatsoever, the fulfillment of any payment obligation under this Note would result in a violation of any applicable usury statute or any other similar law, then the payment obligation to be fulfilled will be reduced to the limit provided in such statue or law, so that in no event shall any payment of or requirement to pay interest under this Note be in excess of the limit established by any such statute or law, so that in no event shall Borrower be bound to pay interest in any amount in excess of the legal limit for the use, forbearance or detention of money.

                        Page 119 of 131 Pages

          This Note is secured pursuant to the Pledge Agreement, dated as of December 9, 1993, between the Taft-Peirce Manufacturing Company and the Lender. This Note constitutes a renewal and restatement of that certain Revolving Credit Note of the Borrower dated November 16, 1993, payable to the order of the Lender (the "Original Note") . The indebtedness evidenced by the Original Note is continuing indebtedness, and nothing contained herein shall be deemed to constitute a payment, settlement or novation of the Original Note or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of the Lender against any guarantor, surety or other party primarily or secondarily liable for such indebtedness.

          The validity, construction and enforcement of this Note and the rights and obligations of the holder and Borrower hereunder, shall be governed by and construed in accordance with the substantive laws of the State of Illinois (without regard to conflicts of law principles).

          Borrower irrevocably consents to the service of process in any action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Borrower, such service to be effective ten (10) days after such mailing. Borrower absolutely and irrevocably consents and submits to the jurisdiction of the courts of the State of Illinois and of any Federal court located in such State in connection with any action or proceeding brought against Borrower by Lender arising out of or relating to this Note. Nothing herein shall affect the right to serve process in any other manner permitted by law. Borrower hereby irrevocably designates CT Corporation System, located a 208 South LaSalle Street, Chicago, Illinois 60604, as the designee, appointee and agent of Borrower to receive, for and on behalf of Borrower, service of process in such respective jurisdictions in any legal action or proceeding with respect to this Note and such service shall be deemed completed 10 days after delivery thereof to said agent. It is understood that: a copy, of such process served on any such agent will be promptly forwarded by mail to Borrower at its address set forth in Section 9.8 of the Agreement, but the failure of Borrower to receive such copy shall not affect in any way the service of such process. Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Borrower at its said address, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of Lender to serve process in any other manner permitted by "law or to commence legal proceeding or otherwise proceed against Borrower in any other jurisdiction.

                        Page 120 of 131 Pages

          BORROWER AND LENDER ABSOLUTELY AND IRREVOCABLY WAIVE TRIAL BY JURY AND ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH BORROWER OR LENDER MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING, INCLUDING WITH RESPECT TO ANY MATTER WHICH MIGHT BE ASSERTED AGAINST LENDER BY BORROWER, IN ANY SUCH ACTION OR PROCEEDING.



                              CRL, INC.

                              By:__________________________________
                              Title:_______________________________

                        Page 121 of 131 Pages